HARDINGE INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 10, 2017, between HARDINGE INC., a New York corporation (the “Company”) and Charles P. Dougherty (the “Executive”).

WHEREAS, the Company desires to engage the Executive, as a full-time executive employee, to provide services to the Company pursuant to the terms of this Agreement, and the Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.    EFFECTIVE DATE

This Agreement shall become effective, and the Executive’s employment with the Company shall commence, on May 10, 2017 (the “Effective Date”).

2.    EMPLOYMENT; DUTIES AND TERM

2.1    General. The Company hereby employs the Executive as, and the Executive agrees to serve as, President and Chief Executive Officer, upon the terms and conditions specified in this Agreement. The Executive shall perform such duties and services for the Company as may be determined from time to time by the Board of Directors of the Company (the “Board”), provided that such duties and services shall be consistent in all material respects with the Executive’s position as President and Chief Executive Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

2.2    Exclusive Services. Except as may otherwise be approved in advance by the Board, the Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the performance of services for the Company. The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. During the Employment Term, the Executive will not be employed with any other person or entity, or be self-employed, without the prior written approval of the Board.

2.3    Term of Employment. The Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on the earlier of (i) the second anniversary of the Effective Date (the “Second Anniversary Date”) or (ii) termination of the Executive’s employment pursuant to this Agreement. At least 120 days prior to the Second Anniversary Date, the Board will initiate a discussion with the Executive regarding continuation of the Executive’s employment after the Second Anniversary Date. If the Executive’s employment with the Company continues after the Second Anniversary Date and the Company and the Executive have not agreed in writing to renew this Agreement or entered into a new employment agreement that supersedes this Agreement, the Executive’s continuing employment with the Company will be “at will.” For the purposes of this Agreement, “Employment Term” means the period beginning on the Effective Date and ending on the date that Executive’s employment with the Company terminates for any reason.

2.4    Board Appointment. Not later than 60 days following the Effective Date, the Board will consider appointment of the Executive to the Board. If the Executive is serving as a member of the Board at the time of termination of his Employment (for any reason), then the Executive will resign from the Board as of the effective date of such termination.

3.    COMPENSATION

3.1    Base Salary. Commencing on the Effective Date, the Executive shall be paid an annual base salary (“Base Salary”) in the amount of $500,000.00, payable in accordance with the Company’s payroll practices. Subject to the Executive’s rights under Section 5.2, Base Salary is subject to increase or decrease, from time to time, in the sole and absolute discretion of the Board.

3.2    Annual Review. The Executive’s performance and Base Salary shall be reviewed by the Board not less often than annually.

3.3    Bonus and Additional Compensation. The Executive shall be eligible to receive awards under the Company’s cash incentive and stock incentive compensation plans. The Executive’s annual target award under the Company’s cash incentive and stock incentive compensation plans shall be 100% of Base Salary, with a threshold-maximum of 50% to 150% of Base Salary. Awards under the Company’s cash incentive plan and stock incentive plan shall be determined at the discretion of the Board, and may be subject to attainment of performance targets and objectives determined by the Board.

3.4    Reimbursement of Expenses. Unless otherwise agreed to by the Executive and the Company, the Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices and policies.

3.5    Initial Option Grant. Within thirty (30) days following the Effective Date, the Executive will receive an award of 150,000 non-qualified stock options under the Company’s stock incentive compensation plan. The stock options will be subject to vesting requirements described on Exhibit A.

3.6    Recoupment. The Executive agrees that the compensation provided by the Company under this Agreement or otherwise is subject to recoupment or clawback under any applicable Company clawback or recoupment policy that is generally applicable to the Company’s senior executives, as may be in effect from time to time, or as required by law.

4.    EMPLOYEE BENEFITS

The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including plans, programs or arrangements providing for retirement benefits, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company for, or made available to, its senior executives generally. A description of the benefit plans, programs and arrangements applicable to the Executive as of the Effective Date is attached as Exhibit B. The Executive will be provided an automobile allowance in the amount of $1,000 per month, and not less than four (4) weeks vacation per calendar year.

5.    TERMINATION OF EMPLOYMENT

5.1    Termination Events.

5.1.1.    By the Company. The Company may terminate the Executive’s employment at any time for Cause (as hereinafter defined), without Cause, or upon the Executive’s Permanent Disability (as hereinafter defined).

5.1.2.    By the Executive. The Executive may terminate his employment at any time for Good Reason (as hereinafter defined) or without Good Reason.

5.2    Termination Without Cause; Resignation for Good Reason.

5.2.1 Severance Benefit. If, prior to the Second Anniversary Date, the Executive’s employment is terminated by the Company without Cause, or the Executive resigns from his employment for Good Reason, the Company shall continue to pay the Executive the Base Salary (at the rate in effect immediately prior to such termination) for twelve (12) months (such period being referred to hereinafter as the “Severance Period”). The payments shall occur in installments in the same amount in effect immediately prior to such termination and at the same regular payment intervals as the Executive’s Base Salary was being paid on the Effective Date and such installments shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). Installments which in the aggregate do not exceed Executive’s Base Salary payable over 6 months shall be paid in a lump sum within 60 days following Executive’s termination of employment. The remaining installments, if any, shall be paid in regular payment intervals with the first such installment paid on the first payment date occurring on or after the day following the 6-month anniversary of the Executive’s termination of employment. In addition, during the Severance Period, the Executive (and his eligible dependents) shall be entitled to continue to participate in the group health insurance plan the Company provides to its executive employees (or, if the Executive is not entitled to participate in any such plan under the terms thereof, in a comparable substitute arrangement provided by the Company) at the Company’s expense, provided, however, that for the first six months following the Executive’s termination of employment, the Executive shall pay the premiums of such plan to the extent that the payment of such premiums by the Company would have constituted gross income to the Executive. The Company shall reimburse the Executive for any premiums or other expenses incurred by the Executive with respect to his participation and that of any of his dependents in such plan. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the employee benefit plans or programs of the Company. In the event of the Executive’s death during the Severance Period, Base Salary continuation payments under this Section 5.2.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.2.2 Termination of Severance Benefit. If, during the Severance Period, the Executive breaches his obligations under Section 6 of this Agreement, the Company may, upon written notice to the Executive and after allowing the Executive a reasonable opportunity to dispute the occurrence of a breach, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.2.1.

5.2.3 Release. The Company’s obligation to make the Base Salary continuation payments and provide health insurance benefits described in Section 5.2.1 shall be subject to the following conditions: (i) within twenty-one (21) days after the effective date of termination or resignation, the Executive shall have executed and delivered to the Company a Termination Agreement and Release (“Release”) in the form of Exhibit C attached hereto, and (ii) the Release shall not have been revoked by the Executive during the revocation period specified therein. If the Executive fails to deliver a fully executed Release to the Company before expiration of such twenty-one (21) day period, or such release is revoked as permitted therein, then the Company will have no obligation to make any of the payments or provide any of the benefits specified in Section 5.2.1.

5.3    Termination for Cause; Resignation Without Good Reason. If, prior to the Second Anniversary Date, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

5.4    Cause. Termination for “Cause” shall mean termination of the Executive’s employment by the Company because of:

(i)    any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii)    the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(iii)    an act of moral turpitude, dishonesty or fraud by, or criminal conviction (excluding non-felony convictions relating solely to vehicle and traffic offenses) of, the Executive which in the determination of the Board would render his continued employment by the Company damaging or detrimental to the Company;

(iv)    any material misappropriation of Company property by the Executive; or

(v)    any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

5.5    Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events provided that, the Executive shall give the Company a written notice, within 45 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Company takes appropriate corrective action:

(i)    a decrease in the Executive’s Base Salary other than a decrease not exceeding 10% which is part of a general decrease in base salary for substantially all of the Company’s senior executives;

(ii)    a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(iii)    a change in the Executive’s position or title or the Company’s failure to assign to the Executive duties that are generally consistent with the Executive’s position and title;

(iv)    a material diminution in benefits provided by the Company to the Executive except for a diminution applicable to substantially all of the Company’s senior executives;

(v)    a failure or refusal of any successor company to assume the Company’s obligations under this Agreement;

(vi)    the Company’s material breach of any material term of this Agreement;

(vii)    the Company’s failure to offer to renew this Agreement, on substantially the same terms for a renewal period of not less than two years, at least 90 days prior to the Second Anniversary Date;

(viii)    a failure by the Board (or the applicable committee of the Board) to recommend to the Company’s stockholders the election or re-election of the Executive to serve as a member of the Board; or

(ix)    any change in reporting structure resulting in the Executive not being a direct report to the Board.

The Company shall have 30 days from the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action. If the Company does not cure the Good Reason during such period, the Executive’s employment will terminate as of the end of such 30-day period.

5.6    Death or Disability. In the event of termination of employment by reason of death or Permanent Disability, the Executive (or his estate, as applicable) shall be entitled to Base Salary and benefits through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his material duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days.

6.    CONFIDENTIALITY; NONSOLICITATION AND NONCOMPETITION

6.1    Confidentiality. The Executive covenants and agrees with the Company that he will not any time during the Employment Term and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries. The term “confidential information” includes information not previously made generally available to the public or to the trade by the Company’s management, with respect to the Company’s or any of its subsidiaries’ or affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but shall exclude any information which the Company intentionally makes generally available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 6.1. The Executive will be released of his obligations under this Section 6.1 to the extent the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Executive provides the Company with prompt written notice of such requirement.

6.2    Acknowledgment of Company Assets. The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its (and its subsidiaries) current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company (and its subsidiaries). The Executive further acknowledges that to the extent such goodwill will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s (and its subsidiaries) customers, vendors and employees shall be the sole and exclusive property of the Company and shall not be personal to the Executive. Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s (and its subsidiaries) confidential information, the Executive agrees as follows:

6.2.1.    Nonsolicitation; Non-Interference. For so long as the Executive is employed by the Company, and continuing for two years after if termination of employment for any reason, the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity: (i) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of or contractor to the Company or any of its subsidiaries; (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer (or reasonably anticipated to become a customer) of the Company or any of its subsidiaries; or (iii) interfere with the business relations between the Company (or any subsidiary) and any customer, partner, affiliate, supplier or vendor of the Company (or any subsidiary)  or persuade or encourage or attempt to persuade or encourage any customer, partner, affiliate, supplier or vendor of the Company (or any subsidiary) to cease doing business with the Company (or any subsidiary) or to engage in any activity competitive with the Company (or any subsidiary).

6.2.2.    No Competing Employment. For so long as the Executive is employed by the Company, and continuing for one year after termination of employment for any reason, the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 1% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated to the general knowledge of the Executive to become a competitor) of the Company or any of its subsidiaries. The Executive acknowledges and agrees that the Company conducts business throughout the world, that the Company’s legitimate and protectable business interests are throughout the world, and therefore this Section 6.2.2 is intended to prohibit competitive activities by the Executive throughout the world.

6.3    Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, and documents (whether in paper or electronic media) kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon termination of the Executive’s employment with the Company for any reason, the Executive promptly deliver to the Company all of the following that are in the Executive’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its affiliates, and (ii) all documents and other materials, in whatever form, which include confidential information or which otherwise relate in whole or in part to the present or prospective business of the Company or its subsidiaries, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof; provided, however, the Executive shall be permitted to retain copies of this Agreement and written performance evaluations pertaining solely to the Executive.

6.4    Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason, it is held that the restrictions under this Section 6 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

6.5    Communication to Third Parties. The Executive agrees that Company shall have the right to communicate the terms of this Section 6 to any third parties, including but not limited to, any prospective employer of the Executive. The Company waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 6.

6.6    Independent Obligations. The provisions of this Section 6 shall be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 6 by the Company.

6.7    Non-Exclusivity. The Company’s rights and the Executive’s obligations set forth in this Section 6 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

7.    CERTAIN PAYMENTS

Notwithstanding anything in this Agreement to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the Company constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00. The determination to be made with respect to this Section 7 shall be made by an accounting firm jointly selected by the Company and the Executive and paid by the Company, and which may be the Company’s independent auditors.

8.    MISCELLANEOUS.

8.1    Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Hardinge Inc.
One Hardinge Drive
Elmira, New York 14902-1507
Telecopier No. (607) 734-2353
Attention: Chairman of the Board

To the Executive:

Charles P. Dougherty
1471 Parsons Lane
Lower Gwynedd, Pennsylvania 19002

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2    Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.3    Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

8.4    Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

8.5    Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the applicable law or Company’s employee benefits plans, if any.

8.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

HARDINGE INC.

By_______________________________
Name:
Title:

__________________________________
Charles P. Dougherty

State of New York        )
: ss.
County of Chemung        )

On the ____ day of May, 2017, before me, the undersigned, a Notary Public in and for said state, personally appeared ______________________, residing at ____________________________________________, the ________ of HARDINGE INC., personally known to me, or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument, and he acknowledged to me that he executed the same in his capacity and that, by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument on behalf of said corporation.

___________________________________
Notary Public

State of ____________    )
: ss.
County of __________    )

On the ____ day of May, 2017, before me, the undersigned, personally appeared Charles P. Dougherty, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and he acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

___________________________________
Notary Public

NBca/fy
Doc #01-3032444.8

EXHIBIT A

INITIAL STOCK OPTION GRANT (150,000 OPTIONS)

●    75,000 options subject to time vesting:

●    37,500 options vest on two year anniversary of Effective Date, provided Executive is then employed by the Company

●    37,500 options vest on three year anniversary of the Effective Date, provided Executive is then employed by the Company

●    75,000 options subject to performance vesting:

●    performance criteria to be determined prior to option grant; will include long term and short term parameters

EXHIBIT B

FULL-TIME EMPLOYEE BENEFITS SUMMARY
EFFECTIVE JANUARY 1, 2017

Health and Dental Insurance – Excellus Blue Cross Blue Shield

•	Employee cost: $125.12/month individual or $329.04/month family coverage.

•	Eligibility: First of the month after 30 days of employment.

•
Health insurance: Covers hospitalization, medical, and prescription drug with a $1300 deductible for individual or a $2600 deductible for family coverage and 80% coinsurance after the deductible is met. Annual out-of-pocket maximum of $3000 for individual or $6000 for family coverage.

•
Health savings account (HSA): To assist with paying the deductible, the company contributes to a HSA $675 for individual or $1350 for family coverage for the year – pro-rated for employees hired after January 1st. Employees may also contribute their own money on a pre-tax basis to the HSA.

•
Dental insurance: Covers preventative and basic restorative services at 100% and major restorative services at 50%. Annual deductible of $50 for individual or $150 for family on non-preventative services. Maximum annual benefit of $1250. Orthodontia for children under age 19 covered at 50% to a lifetime maximum of $1500.

401(k) Retirement Savings Plan – Vanguard

•	Eligibility: Date of hire for employee-paid contributions; semi-annual (January 1st or July 1st) enrollment after one year of service for employer-paid contributions.

•
An automatic pre-tax 401(k) payroll deduction in the amount of 3% of gross pay starts within 30 days of hire unless the employee elects to change the amount or opt out. The employee may defer up to the IRS annual maximum, which for 2017 is $18,000, plus an additional $6,000 catch-up if over age 50.

•	The company matches 25 cents per dollar on the first 4% that the employee contributes, up to a 1% total match with immediate vesting.

•	The company contributes a 4% non-elective contribution whether the employee is contributing or not, which vests over six years.

Group Term Life Insurance

•	Eligibility: Date of hire.

•	The company pays the full cost of a life insurance policy equal to one times the employee’s base annual salary which doubles in the event of an accidental death.

•	Employees are able to buy additional guaranteed-issue supplemental group term life insurance for themselves, their spouse, and their dependent children at group rates through payroll deduction.

Disability Insurance

•	The company pays the full cost of New York State mandated short-term disability insurance for all employees. This plan pay $170 per week for the first six months of disability.

•
On the first of the month after one year of service, employees are eligible for long-term disability insurance (LTD). The company pays the full cost of LTD insurance. LTD insurance pays 60% of base salary after the employee has been out of work for six months and may pay for the duration of the disability up to age 65.

Paid Time Off

•	The company observes 11 paid holidays each year.

•	Employees are eligible for vacation time based on length of service.

EXHIBIT C

HARDINGE INC.
TERMINATION AGREEMENT AND RELEASE

In consideration of the payments and benefits to be provided to me by Hardinge Inc. (the “Company”) pursuant to Section 5.2.1 of the Employment Agreement between the Company and me dated _______ __, 2017 (the “Employment Agreement”), I agree as follows:

1.Termination. My employment with the Company is terminated effective ____________ and I will not thereafter apply for employment with the Company.
2.    Release. On behalf of myself and my heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or the termination thereof, specifically including, but not limited to, all claims under the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.
I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as a result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective.

The foregoing release shall not operate to release the Company from its obligations to make payments and provide benefits as provided under Section 5.2.1 of the Employment Agreement.

In connection with the foregoing release (i) I acknowledge that the payments and benefits under Section 5.2.1 of the Employment Agreement are good and sufficient consideration to which I would not otherwise be entitled but for my execution and delivery to the Company of this instrument, (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this instrument, (iii) the Company has allowed me at least twenty-one (21) days from the date I first receive this instrument to consider it before being required to sign it and return it to the Company, and (iv) I may revoke this instrument, in its entirety, within seven (7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ____ day of ___________.

NBca/fy
Doc #01-3032444.8